Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 Nos. 333-68403, 33-90764, 33-56244, and 333-101839), the Non-Employee Directors’ Stock Option Plan (Form S-8 No. 333-101839) the 401(k) Saving Plan (Form S-8 No. 333-38048) and the 2001 Stock Incentive Plan (Form S-8 Nos. 333-101839 and 333-120310) of our report dated December 13, 2005, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation, ZOLL Medical Corporation’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ZOLL Medical Corporation included in this Annual Report (Form 10-K) for the year ended October 2, 2005.

/s/ ERNST & YOUNG LLP

December 13, 2005

Boston, Massachusetts